UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☒    Soliciting Material Under §240.14a-12

EOS ENERGY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25 (b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note: The following contains key messages for investors related to Proposal 4 in the preliminary proxy statement (the “Preliminary Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by Eos Energy Enterprises, Inc. (referred to herein as the “Company,” “Eos,” “we,” “us,” or “our”). Proposal 4 asks shareholders to approve an amendment to our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of shares of authorized common stock of the Company from 600,000,000 to 800,000,000 (the "Authorized Shares Amendment").
Dear Fellow Stockholders,
Eos Energy Enterprises, Inc. is outlining the key reasons that we believe our stockholders should support increasing our shares in Proposal 4:
Article IV of the Certificate of Incorporation currently authorizes the Company to issue up to 600,000,000 shares of common stock and 1,000,000 shares of preferred stock of the Company, par value $0.0001 per share. As described more fully below, we currently only have 7% of our total authorized shares of common stock available for future issuance. The adoption of the proposed Authorized Shares Amendment would provide for an additional 200,000,000 authorized shares of common stock for future issuance, which would bring the aggregate total of authorized shares of common stock to 800,000,000.
1.Alignment with Stockholder Interests. At Eos, every employee is a stockholder. We believe this is an important recruitment and retention tool and a compelling means for incentivizing alignment of all employees’, officers’, and directors’ day-to-day actions, commitment and long-term interests with those of our stockholders. Without the ability to continue to grant equity to our employees, officers and directors, it is possible that their interests will not be as aligned with our stockholders’ long-term interests and we could have difficulty attracting and retaining top talent.
2.History of Prudent Grant Practices to Support Achievement of Strategic Goals. We have demonstrated prudent and thoughtful use of its authorized shares as a means for executing our growth strategy, strengthening our balance sheet, and providing important equity incentives for employees, officers, directors, customers, consultants, or advisors. The actions detailed below supported the achievement of our important strategic goals including:
(i)enhancing our capital structure by paying off maturing debt and lowering our cost of capital,
(ii)reducing interest expense, and
(iii)adding substantial liquidity to support the next phase of operational growth and US-based production, supporting our plans to scale to multi-GWh manufacturing capacity and deliver on our backlog.
a.Partnership With Cerberus: In addition to the 337,132,374 shares of common stock outstanding as of December 31, 2025, we have issued CCM Denali Equity Holdings, LP, an affiliate of Cerberus Capital Management LP (“Cerberus”), warrants outstanding to purchase up to an aggregate of 43,276,194 shares of common stock and shares of Series B-1 Non-Voting Convertible Preferred Stock, Series B-2 Non-Voting Convertible Preferred Stock, Series B-3 Non-Voting Convertible Preferred Stock and Series B-4 Non-Voting Convertible Preferred Stock collectively convertible into 116,311,460 shares of common stock in exchange for a $210,500,000 delayed-draw term loan (“DDTL”) and a $105,000,000 revolving credit facility (collectively, the “Cerberus Financing”). The Cerberus Financing provided us:
(i)capital to scale manufacturing and meet demand,
(ii)funding to support reaching profitability,
(iii)balance sheet improvement and debt extinguishment of a previous senior secured facility, and
(iv)access to Cerberus’ internal resources and broader network for commercial, operational and strategic expertise.

b.Convertible Notes due 2030 and 2031: As of December 31, 2025, there are up to 11,074,195 shares of common stock reserved as issuable upon conversion of the Company’s outstanding 6.75% Convertible Notes due 2030 (the “May 2025 Convertible Notes”). In addition, in November 2025 the Company issued $600 million aggregate principal amount of 1.75% Convertible Notes due 2031 (the “November 2025 Convertible Notes”). Given we do not currently have sufficient authorized common stock to convert the November 2025 Convertible Notes into the maximum of 46,948,320 shares of common stock underlying such notes, the November 2025 Convertible Notes may only be settled in cash unless and until we increase the authorized number of shares of our common stock, or otherwise increase the number of shares of our common stock available to settle conversions of the November 2025 Convertible Notes, and, in each case, reserve the required number of shares solely for issuance upon conversion of the November 2025 Convertible Notes. Approval of Proposal 4 is critical to the Company’s ability to maintain the optionality to convert the November 2025 Convertible Notes in common stock as opposed to cash.
(i)The May 2025 Convertible Notes enabled us to:
1.Refinance legacy debt through the repurchase of $126,000,000 5%/6% convertible senior PIK toggle notes due 2026, eliminating a high-cost, compounding interest obligation, and improving liquidity.
2.Prepay $50,000,000 of the DDTL, resulting in:
•Reduction of the PIK interest rate from 15% to 7%, significantly lowering the Company’s cost of capital;
•Extension of the lock up period for Cerberus until June 2026, strengthening alignment with long-term shareholder interests;
•Savings of $28,700,000 in prepayment expense from the waiver of certain call protection provisions; and
•Improvement of covenant flexibility through the waiver of financial covenants under the Cerberus Financing until March 2027.
(ii)The November 2025 Convertible Notes offering enabled the repayment of $200,000,000 of the May 2025 Convertible Notes which provided us with a lower interest cost and a longer maturity profile, creating a stronger capital structure containing:
•An interest rate of 1.75%, reduced from 6.75%;
•Longer duration convertible notes; and
•Improved liquidity by adding substantial cash to the balance sheet.
3.Lack of Available Shares for Future Issuance. We currently have 7% of our total authorized shares of common stock available for future issuance. If our stockholders do not approve Proposal 4 and we are not able to issue shares of our common stock in connection with the conversion of the November 2025 Convertible Notes, we would be required to make repayments of the November 2025 Convertible Notes in substantial amounts of cash rather than in shares of our common stock.
4.Additional Shares Enable Stronger Growth Opportunities. Without the increased share authorization, we may be forced to forego or delay strategic acquisitions or partnerships that require equity consideration, and we would have diminished flexibility to grant equity-based compensation necessary to attract and retain key employees.
5.Critical for Balance Sheet Strength and Financing Optionality. Sustaining a solid cash reserve is critical for maintaining a strong balance sheet and supporting our ability to make strategic investments in our company that support achievement of our business goals and deliver value to our stockholders over the long term. Given we do not currently have sufficient authorized common stock to convert the November 2025 Convertible Notes into the maximum of 46,948,320 shares of common stock underlying such notes, the November 2025 Convertible Notes may only be settled in cash unless and until we increase the number of shares of our common stock, or otherwise increase the number of shares of our common stock available to settle conversions of the November 2025 Convertible Notes, and, in each case, reserve the required number of shares solely for issuance upon conversion of the November 2025 Convertible Notes.
6.Limited Number of Additional Shares Requested. As noted above, we are requesting to authorize an additional 200,000,000 shares. We intend to authorize these shares to have the ability and flexibility to: (i) enable optionality in fulfilling our financing obligations related to the November 2025 Convertible Notes; (ii) provide equity incentives to employees, officers, directors, customers, consultants, or advisors; (iii) pursue debt or equity restructuring or refinancing transactions; (iv) expand our business through the acquisition of other businesses or assets; (v) execute stock splits, dividends, and similar transactions; (vi) raise capital, if we have an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; and (vii) other general corporate purposes.

At the Annual Meeting, Eos plans to submit five proposals for stockholders approval.
Every vote matters, and your voice adds real weight.
What You Can Do Today:
The record date is April 13, 2026. Only shareholders who beneficially own shares on that date can vote. If your shares are loaned, pledged, or held on margin, you may not be able to vote unless they are returned to your account in advance of the record date. Processing times vary by broker, and Eos cannot guarantee the settlement date of recalled shares. Many investors are unaware that their broker has lent out their shares, especially given the significant short interest in Eos.
1.Check and Disable Share Lending
In your brokerage account:
• On Robinhood: Account → Settings → Investing → Stock Lending → DISABLED
• On other platforms, look for “securities lending” or “margin lending” and disable
Once lending is turned off, future shares in your account won’t be borrowed — preserving your voting rights. For specifics, please contact your broker directly.
2. Recall Your Shares Before April 13, 2026
If your shares are already on loan, contact your broker immediately and request that your shares be returned before the record date. Suggested language:
“Please recall all loaned shares in my account prior to April 13, 2026 so I may vote at the Eos Energy Annual Meeting.”
Your broker can provide details on timing and processing.

Important Additional Information Regarding Proxy Solicitation
The Company has filed a preliminary proxy statement and form of associated proxy card with the SEC in connection with its solicitation of proxies for our Annual Meeting (the “Preliminary Proxy Statement”). BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other relevant documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to the Company’s Investor Relations department at 3920 Park Avenue, Edison, New Jersey 08820, 862-207-7955 or email ir@eose.com or from the investor relations section of the Company’s website, https://investors.eose.com/.

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Preliminary Proxy Statement under the heading, “Security Ownership of Certain Beneficial Owners and Management,” which is available at www.sec.gov.

Forward-Looking Statements
This filing includes forward-looking statements, including statements regarding the anticipated impact of obtaining or failing to obtain approval of Proposal 4, our expectations for future growth and scaling of manufacturing, and ability to achieve profitability. Forward-looking statements represent the Company’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. The forward-looking statements contained herein are subject to risks, uncertainties, and factors, including those more fully described in the Company’s most recent filings with the SEC, including the Company’s most recent Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the SEC from time to time. Moreover, the Company operates in a very competitive and rapidly changing environment, and new risks and uncertainties may emerge that could have an impact on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
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